Exhibit 99.1

Longs Drugs Reports Preliminary May Sales

WALNUT CREEK, CA (June 6, 2003) — Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $345.5 million for the four-week period ended May 29, 2003, a 0.7% increase over sales of $343.1 million in the comparable period a year ago. Pharmacy sales were 46.2% of total drug store sales compared to 44.3% a year ago.

Preliminary May same-store sales decreased 1.8% from the comparable period last year. Pharmacy same-store sales increased 2.0% and front-end same-store sales decreased 4.9%.  The company estimated that pharmacy same-store sales in May were negatively impacted by approximately 150 basis points due to generic substitutions for higher-priced name-brand drugs.

Preliminary year-to-date total sales for the 17 weeks ended May 29, 2003 were $1.45 billion, or a 1.1% increase over sales of $1.43 billion in the comparable period last year. Pharmacy sales were 46.7% of total drug store sales in the period compared to 45.5% a year ago.  Same-store sales decreased 1.0%, with pharmacy same-store sales rising 1.8% and front-end same-store sales decreasing 3.4%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation (NYSE:LDG) is one of the leading drug store chains in North America, with annual sales per store of approximately $10 million. Longs operates 461 stores in California, Hawaii, Washington, Nevada, Colorado and Oregon. Longs focuses on meeting the specific health and well-being needs of the communities it serves with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Internet prescription services and health information are available at www.longs.com. Longs’ RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.